                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange act of 1934
                                (Amendment no. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          WEST TELESERVICES CORPORATION
                (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies: N/A

       (2) Aggregate number of securities to which transaction applies: N/A

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

       (4) Proposed maximum aggregate value of transaction: N/A

       (5) Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,or the form or schedule and the date of its filing.

       (1) Amount previously paid: N/A

       (2) Form, Schedule or Registration Statement No.: N/A

       (3) Filing party: N/A

       (4) Date filed: N/A

                    [LOGO OF WEST TELESERVICES CORPORATION]

                         WEST TELESERVICES CORPORATION
                               9910 MAPLE STREET
                             OMAHA, NEBRASKA 68134

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MAY 13, 1998

To the Stockholders of
 WEST TELESERVICES CORPORATION.

  You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of West TeleServices Corporation, a Delaware corporation (the "Company"), which will be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on May 13, 1998 at 9:00 a.m., Central Daylight Time, for the following purposes:

    1. To elect two directors to serve for three-year terms until the 2001 annual meeting of stockholders;

    2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1998; and

    3. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on April 13, 1998 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          Mary E. West
                                          Vice Chair and Secretary

Dated: April 17, 1998

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN THE EVENT YOU ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. THESE PROXY MATERIALS ARE FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE BOARD OF DIRECTORS OF THE COMPANY OF PROXIES TO BE USED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                         WEST TELESERVICES CORPORATION
                               9910 MAPLE STREET
                             OMAHA, NEBRASKA 68134

                               ----------------

                                PROXY STATEMENT

                               ----------------

  You are cordially invited to attend the Annual Meeting of Stockholders on May 13, 1998, to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof. The Company's Annual Report to Stockholders, this Proxy Statement and accompanying proxy are first being mailed to stockholders on approximately April 17, 1998.

PROXY INFORMATION

  Your vote is important. Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Stockholders may sign, date and mail their proxies in the postage-paid envelope provided. Proxies may be revoked at any time before they are exercised by written notice to the Secretary, by timely notice of a properly executed later dated proxy or by voting in person at the Annual Meeting.

  All shares of Common Stock, par value $.01 per share, of the Company ("Common Shares") entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the Common Shares represented by that proxy will be voted at the discretion of the person or persons holding such proxy.

  If any other matters are properly presented at the Annual Meeting for consideration, including, among others things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

STOCKHOLDERS ENTITLED TO VOTE

  Holders of record of the Common Shares at the close of business on April 13, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On March 17, 1998, there were 63,330,000 Common Shares outstanding. Each Common Share is entitled to one vote on each matter brought before the Annual Meeting. At March 17, 1998, there were also 10,000,000 shares of authorized preferred stock, none of which have been issued.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND
DIRECTORS

  The following table sets forth information concerning the beneficial ownership of the Common Shares as of March 17, 1998, for (a) each person known to the Company to be a beneficial owner of more than five percent of the Common Shares; (b) each director and each of the nominees for director; (c) each executive officer designated in the section of this Proxy Statement captioned "Executive Compensation"; and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.

                                                         AMOUNT
                                                      BENEFICIALLY  PERCENT OF
                 NAME AND ADDRESS(1)                    OWNED(2)   COMMON SHARES
                 -------------------                  ------------ -------------
Gary L. West(3)......................................  45,451,263      71.8%
Mary E. West(3)......................................  45,451,263      71.8%
Troy L. Eaden(4).....................................   8,516,250      13.4%
Thomas B. Barker.....................................      16,500        *
William E. Fisher....................................         500        *
Greg T. Sloma(5).....................................       2,300        *
Michael A. Micek.....................................      11,000        *
John W. Erwin........................................     483,155        *
Mark V. Lavin........................................       2,500        *
All directors and executive officers as a
 group (13 persons)(1)...............................  55,008,833      86.9%

--------
 * Less than 1%
(1) The address of each executive officer and director of the Company is c/o West TeleServices Corporation, 9910 Maple Street, Omaha, Nebraska 68134.
(2) Under the rules of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(3) Common Shares held by the Wests are held in joint tenancy with right of survivorship. Voting power of these Common Shares is shared between them.
(4) Includes 1,516,250 Common Shares held by the Eaden Family Limited Partnership, of which Mr. Eaden is a general partner.
(5) Includes 900 Common Shares held by Mr. Sloma's daughter and voted by Mr. Sloma's wife as guardian.

                             ELECTION OF DIRECTORS

  The Board of Directors presently consists of six directors divided into three classes, each class serving for a period of three years. Two directors will be elected at the Annual Meeting to serve for a term expiring at the Company's annual meeting of stockholders to be held in the year 2001.

  The persons named in the enclosed proxy intend to vote such proxy for the election of each of the two nominees named below, unless the stockholder indicates on the proxy card that the vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. Should any one or more of these nominees become unable to serve for any reason or, for good cause, will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

  The Board of Directors has proposed the following nominees for election as directors at the Annual Meeting.

 NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               IN THE YEAR 2001:

                     MARY E. WEST
                     TROY L. EADEN

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES FOR ELECTION AS DIRECTORS.

NOMINEES FOR TERMS EXPIRING IN 2001

  MARY E. WEST co-founded WATS Marketing of America ("WATS") in 1978 and remained with that Company until December 1985. In January 1986, she and Mr. Eaden founded the Company. Mrs. West has served as Vice Chair of the Company since 1987. Mrs. West and Gary L. West are wife and husband. Mrs. West is 52 years of age.

  TROY L. EADEN co-founded the Company with Mrs. West in January 1986. He has served as the principal executive of the Company since 1989 and has formally held the title of Chief Executive Officer since March 1995. Mr. Eaden was employed by WATS from May 1980 to December 1985. Mr. Eaden is 35 years of age.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1999

  GARY L. WEST co-founded WATS in 1978 and remained with that company until 1985. Mr. West joined the Company in July 1987 after the expiration of a noncompetition agreement with WATS. Mr. West has served as Chairman of the Board since joining the Company. Mr. West and Mrs. West are husband and wife. Mr. West is 52 years of age.

  GREG T. SLOMA was appointed to the Board of Directors in 1997. Since 1996, Mr. Sloma has been the President and Chief Operating Officer of Data Transmission Network ("DTN"), an Omaha based provider of electronic information and communication services. Mr. Sloma served as an Executive Vice President and Chief Financial Officer of DTN prior to his promotion to his current position. Prior to joining DTN in 1993, Mr. Sloma was a tax partner with the accounting firm Deloitte & Touche. Mr. Sloma is 46 years of age.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000

  THOMAS B. BARKER joined the Company in 1991 as Executive Vice President of Interactive. Mr. Barker was promoted to President and Chief Operating Officer of the Company in March 1995. Prior to joining the Company, he served as President and Chief Operating Officer of Cue Network Corp., a provider of nationwide paging and satellite data distribution services. Mr. Barker is 43 years of age.

  WILLIAM E. FISHER was appointed to the Board of Directors in 1997. Since 1993, Mr. Fisher has been director, Chairman of the Board, President and Chief Executive Officer of Transaction Systems Architects, Inc. ("TSA"), an Omaha based company which develops, markets and supports a broad line of software products and services primarily focused on facilitating electronic payments. Since 1991, Mr. Fisher has also served as Chief Executive Officer of Applied Communications, Inc., a subsidiary of TSA. Mr. Fisher is a director of BA Merchant Services, Inc. Mr. Fisher is 51 years of age.

                      BOARD OF DIRECTORS AND COMPENSATION

  Beginning immediately prior to the initial public offering of the Company in November 1996, the Board of Directors consisted of four directors: Gary L. West, Mary E. West, Troy L. Eaden and Thomas B. Barker. As described in the Restated Bylaws of the Company, the Board has authority to fix the number of directors and to elect directors resulting from any increase in the number of directors. In February 1997, the Board increased the number of its members to six and elected William E. Fisher and Greg T. Sloma to fill the two vacancies on the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established a Compensation Committee, comprised of Gary L. West, Troy L. Eaden, William E. Fisher and Greg T. Sloma (the "Compensation Committee"), which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company. The Board of Directors has also established an Audit Committee, comprised of Troy L. Eaden, William E. Fisher and Greg T. Sloma (the "Audit Committee"), which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also makes recommendations to the Board of Directors on the engagement of the independent accountants as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The Board of Directors does not have a Nominating Committee.

ATTENDANCE AT MEETINGS OF THE BOARD OF DIRECTORS AND OF COMMITTEES

  The Board of Directors met three times during the fiscal year ended December 31, 1997. Each of the directors who served during such period attended at least 75% of the aggregate number of meetings of the Board of Directors and any committee of which they were members during such period. The Compensation Committee and the Audit Committee each met once during the fiscal year ended December 31, 1997.

DIRECTORS' ANNUAL COMPENSATION

  During the fiscal year ended December 31, 1997, non-employee members of the Board of Directors received $12,000 in directors' fees. The Company is obligated to reimburse the members of the Board of Directors for all reasonable expenses incurred in connection with their attendance at directors' meetings. No director made any claim for reimbursement in fiscal 1997. Members of the Board of Directors who are not employees of the Company receive $2,000 per meeting plus reasonable expenses incurred in connection with their attendance at directors' meetings. Pursuant to the 1996 Stock Incentive Plan (the "1996 Plan"), these directors are granted options to acquire 2,000 Common Shares as of the date of their first election to the Board of Directors (the "Initial Grant"). Each director also is granted options to purchase 1,000 additional Common Shares as of each of the Company's annual stockholders meetings provided that such director remains a member of the Board of Directors at such time (the "Annual Grant"). The options become vested and exercisable one year from the date such options are granted. Effective February 1, 1997, the Board of Directors adopted an amendment to the 1996 Plan that increased the Initial Grant from 2,000 Common Shares to 14,000 Common Shares and increased the Annual Grant from 1,000 Common Shares to 4,000 Common Shares. The vesting schedule for such options was changed to a three year period (for the Initial Grants and Annual Grants, respectively, options for 6,000 and 1,000 Common Shares vest on the first anniversary of the date of grant and options for 4,000 and 1,500 Common Shares vest on the second and third anniversary of the date of grant).

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table provides certain summary information concerning compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for each of the last three fiscal years. There were no stock appreciation rights outstanding during the fiscal year ended December 31, 1997.

                                         ANNUAL      COMPENSATION
                                      COMPENSATION      AWARDS
                                     --------------- ------------
                                                      SECURITIES
                                                      UNDERLYING    ALL OTHER
                              FISCAL SALARY   BONUS    OPTIONS     COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR    ($)     ($)       (#)          ($)(1)
 ---------------------------  ------ ------- ------- ------------  ------------
Troy L. Eaden................  1997  262,095     --        --         4,750
 Chief Executive Officer       1996  259,644     --        --         1,680
 and Director                  1995  234,493     --        --         2,850
Thomas B. Barker.............  1997  306,419  59,758   650,000(2)     4,750
 President, Chief Operating    1996  220,457 527,134   437,000        1,680
 Officer and Director          1995  293,284 223,845       --         2,850
John W. Erwin................  1997  160,599 248,234   460,000(2)     4,716
 President--                   1996  177,752     --     76,000        2,729
 Direct Teleservices           1995  148,811     --        --         2,708
Mark V. Lavin................  1997  162,867 136,929   152,000(2)     4,750
 Executive Vice President--    1996  105,017     --    121,600          --
 Operator Teleservices         1995      --      --        --           --
Michael A. Micek.............  1997  140,151 131,417   300,000(2)     4,750
 Chief Fiancial Officer,       1996  140,260 140,532   212,800        2,836
 Executive Vice President--    1995  126,827 125,000       --         2,850
 Finance and Treasurer

--------
(1) These amounts, if any, reflect matching contributions made by the Company on behalf of each Named Executive Officer pursuant to the Company's Employee 401(k) Retirement Plan.
(2) These awards represent a grant of additional options as well as repricing of options previously granted in November 1996. See "Compensation Report on Executive Compensation and Stock Option Repricing."

OPTION GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth options granted to the Named Executive Officers. The Company did not issue stock appreciation rights in fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                GRANT DATE
                                          INDIVIDUAL GRANTS                      VALUE(1)
                         ----------------------------------------------------- -------------
                         NUMBER OF
                         SECURITIES
                         UNDERLYING     % OF TOTAL
                          OPTIONS     OPTIONS GRANTED EXERCISE OR               GRANT DATE
                         GRANTED(2)    TO EMPLOYEES   BASE PRICE   EXPIRATION  PRESENT VALUE
          NAME              (#)       IN FISCAL YEAR   ($ / SH.)      DATE          ($)
          ----           ----------   --------------- ----------- ------------ -------------
Troy L. Eaden...........      --             --           N/A         N/A           N/A
Thomas B. Barker........  650,000(3)       13.73        $15.625   June 2, 2007   4,970,420
John W. Erwin...........  460,000(3)        9.71        $15.625   June 2, 2007   3,517,528
Mark V. Lavin...........  152,000(3)        3.21        $15.625   June 2, 2007   1,162,314
Michael A. Micek........  300,000(3)        6.34        $15.625   June 2, 2007   2,294,040

--------
(1) The fair value of the stock options was estimated at the date of grant using the Black-Scholes pricing model. The calculation was based on a risk-free interest rate of 6.5%, no dividend yield, expected volatility of 45%, and an expected life of 5.4 years.
(2) The options will vest and become exercisable at a rate of 10% on and after the first and second anniversaries of the date of grant, an additional 15% on each of the third, fourth, fifth, and sixth anniversaries of the date of grant, and the final 20% on the seventh anniversary of the date of grant. However, upon a change of control, all options will become fully vested. All options expire ten years after the date of the grant.
(3) These options represent a grant of additional options as well as a repricing of options previously granted in November 1996. See "Compensation Report on Executive Compensation and Stock Option Repricing."

  The following table sets forth the number of shares covered by options held by Messrs. Barker, Erwin, Lavin and Micek, the members of the Named Executive Officers who held options in 1997, and the value of the options as of December 31, 1997. None of the options were exercisable in 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                   VALUE(1)

                         NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT               IN-THE MONEY OPTIONS
                                 FISCAL YEAR-END                   AT FISCAL YEAR-END
                                       (#)                                 ($)
                         -----------------------------------    -------------------------
          NAME            EXERCISABLE       UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
          ----           --------------    -----------------    ----------- -------------
Thomas B. Barker........         N/A              650,000           N/A          N/A
John W. Erwin...........         N/A              460,000           N/A          N/A
Mark V. Lavin...........         N/A              152,000           N/A          N/A
Michael A. Micek........         N/A              300,000           N/A          N/A

--------
(1) Based on a closing price of $12.00 per Common Share on December 31, 1997, none of the options were in the money at fiscal year end.

EMPLOYMENT AGREEMENTS

  Pursuant to an employment agreement dated as of June 30, 1991, Mr. Eaden's salary and bonus are determined annually by the Board of Directors. Mr. Eaden's employment shall terminate upon certain events including Mr. Eaden's death or disability, the sale of all or substantially all of the assets of the Company, termination of employment by the Company for cause or without cause, or Mr. Eaden's resignation. Upon termination of employment for any reason, the Company shall pay Mr. Eaden all salary through the date of termination, together with any bonuses declared by the Board of Directors with respect to Mr. Eaden's services prior to the effective date of termination. Mr. Eaden also agrees, for a period of two years following the termination of his employment, not to engage in any business competing for the customers or accounts of the Company and not to induce or attempt to induce any person employed by the Company at the time of Mr. Eaden's termination to leave his employment or agency with the Company.

  Thomas B. Barker, John W. Erwin, Mark V. Lavin and Michael A. Micek serve the Company pursuant to employment agreements dated as of January 1, 1996, as amended December 9, 1997 for Mr. Barker, January 1, 1996, as amended December 22, 1997 for Mr. Erwin, July 1, 1996, as amended December 22, 1997 for Mr. Lavin and January 1, 1996, as amended December 9, 1997 for Mr. Micek (the dates of the initial agreements are collectively referred to as the "Effective Date"). Each agreement has an initial term of two years from the Effective Date. Each agreement will be automatically renewed, subject to prior termination, for successive one-year periods on the second anniversary of the respective Effective Date and each anniversary thereafter unless either party gives notice of non-renewal. These agreements provide, respectively, for the employment of Mr. Barker as President and Chief Operating Officer of the Company, for Mr. Erwin as the President--Outbound Services of the Company, for Mr. Lavin as Executive Vice President--Operator Services of the Company and for Mr. Micek as Chief Financial Officer and Executive Vice President-- Finance. Under the respective agreements, Mr. Barker's base salary is $415,000 per year, Mr. Erwin's base salary is $165,000 per year, Mr. Lavin's base salary is $157,500 per year, and Mr. Micek's base salary is $150,000 per year. The agreements also provide for an annual bonus determined at the discretion of the Board of Directors. In the event of death, termination for cause or without cause or resignation, the Company will pay any salary earned through the date of termination, any bonus earned at the end of the month immediately preceding the date of termination and all vested benefits, if any, as of the date of termination. In the event of a termination without cause or resignation, the employment agreements provide for the executive to remain as a consultant to the Company for at least twenty-four months following termination of employment. If the employee is terminated for cause, the Company, in its sole discretion, may elect to retain such executive as a consultant. During the consulting period, the executive will only be paid his annual base salary.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND STOCK OPTION REPRICING

  The Company's executive compensation program is administered by the Compensation Committee. The Compensation Committee is currently composed of two non-employee directors and two employee directors. The Compensation Committee approves compensation objectives and policies as well as compensation plans and specific compensation levels for all executive officers. Prior to the initial public offering of the Company, compensation of the Company's executive officers was determined by Mr. Eaden. The Company subsequently formed the Compensation Committee in order to administer the executive compensation program commencing with the fiscal year ended December 31, 1997.

  The Compensation Committee seeks to provide a total compensation package that will motivate and retain key employees. The Compensation Committee also seeks to provide incentives to achieve short and long-term business objectives that will enhance the value of the Common Shares. When determining compensation amounts, the Compensation Committee considers (1) the base salary levels of executives with similar responsibilities in companies in a similar line of business, (2) the executive's experience in his or her position at the Company and in the line of business as well as his or her performance over a sustained period of time, and (3) the historical and projected financial performance of the Company and the particular division associated with the executive. An analysis of the financial performance includes a review of such measures as revenues, operating margin, net income, return on stockholders' equity, return on revenues, and total market value. The Compensation Committee makes a subjective determination based upon a collective consideration of all such factors. Compensation for the named executive officers for the fiscal year ended December 31, 1997, was comprised of three components: (1) base salary, (2) cash bonuses and (3) long-term incentive compensation.

  The base salary of the Chief Executive Officer was determined by the Board of Directors. The base salary of the other named executive officers was determined through contracts which are discussed under the caption "Employment Agreements."

  The Compensation Committee has based bonuses for executive officers on the attainment of financial targets set forth in formulas described in each of their employment agreements. The formulas are individually tailored to motivate the particular executive in accordance with his or her position, his or her prior performance, and the potential impact he or she could have on the growth of sales and profit for the Company and the division with which he or she is associated. For the fiscal year ended December 31, 1997, the results of the Company and of the applicable individual divisions met the minimum objectives as set forth in each of the executive's employment agreements, and accordingly, each received a cash bonus.

  Long-term incentive compensation opportunities are provided through grants of stock options, stock appreciation rights, restricted stock awards, phantom stock unit awards, performance share unit awards and other stock bonus awards under the 1996 Plan. All grants are made at exercise prices which are at least equal to the fair market value of the Common Shares on the date of grant in order that executives can gain only when stockholders gain. In making grants under the plan for fiscal 1997, the Board of Directors considered an employee's position with the Company and relevant responsibilities, service, individual and Company performance and the anticipated length of future service. Stock Options were granted to Messrs. Barker, Erwin, Lavin and Micek for the fiscal year ended December 31, 1997. In addition to the 1996 Plan, the Company also sponsors the Company's 1997 Employees Stock Purchase Plan (the "Stock Purchase Plan") which provides employees the opportunity to purchase Common Shares through annual offerings to be made during the five year period commencing July 1, 1997.

  Grants of options to acquire Common Shares are utilized by the Company as an employment incentive to recruit and retain persons necessary for the development and financial success of the Company. The grant of options is provided for under the 1996 Plan which has 9,499,500 Common Shares for the grant of incentive awards. In November 1996, the Board of Directors provided for the grant of options representing 3,601,000 Common Shares to employees, including all of the Named Executive Officers other than Mr. Eaden.

  In May 1997, as a result of a decrease in the market price of the Common Shares during the five preceding months and recognizing that previously granted options had lost much of their incentive in motivating employees (including the Named Executive Officers who were granted options) to remain with the Company and share in its overall financial goals, the Board of Directors authorized the repricing of 3,601,000 options, including 847,400 options granted to the Named Executive Officers (the "Old Options"). The repricing was effected by granting new options (the "New Options") at an exercise price of $15.625 per Common Share, which was the fair market value of the Common Shares on June 2, 1997, in exchange for the Old Options, whose exercise price was $18.00 per Common Share.

  In addition to the exchange of the Old Options for New Options, the Company also issued additional options to purchase 1,107,400 Common Shares (including 714,600 options granted to the Named Executive Officers) with the same exercise price as the New Options with respect to those who elected to have their Old Options repriced.

  The New Options as well as the additional options grants have terms and conditions that are similar to the Old Options, except for the exercise price, the expiration date (which is now June 2, 2007, rather than November 27, 2006) and the vesting schedule. Rather than vesting in certain percentages over a ten year period, the options will now become vested with respect to 10% of the options granted on the first and second anniversaries of the date of the grant, 15% on each of the third, fourth, fifth and sixth anniversaries of the date of grant and 20% on the final anniversary of the date of grant.

  By repricing the Old Options, providing for the grant of additional options and a more favorable vesting schedule, the Company intended to reward key employees who held Old Options, including the Named Executive Officers, for their contributions to the Company. No other option repricing has occurred in the past ten years. The following table summarizes all repricing of options held by thee Named Executive Officers in 1997:

                           TEN YEAR OPTION REPRICING

                                      NUMBER OF                                               LENGTH OF
                                     SECURITIES  MARKET PRICE OF EXERCISE PRICE                ORIGINAL
                                     UNDERLYING   STOCK AT THE   OF STOCK AT THE                OPTION
                                       OPTIONS       TIME OF         TIME OF                   TERM AT
                          DATE OF    REPRICED OR  REPRICING OR    REPRICING OR   NEW EXERCISE REPRICING
         NAME            REPRICING     AMENDED    AMENDMENT($)    AMENDMENT($)     PRICE($)    (MONTHS)
         ----           ------------ ----------- --------------- --------------- ------------ ----------
Thomas B. Barker....... June 2, 1997   437,000       15.625           18.00         15.625     9 Years,
 President and Chief                                                                          5.8 Months
  Operating Officer
John W. Erwin.......... June 2, 1997    76,000       15.625           18.00         15.625     9 Years,
 President--Direct                                                                            5.8 Months
  Teleservices
Mark V. Lavin.......... June 2, 1997   121,600       15.625           18.00         15.625     9 Years,
 Executive Vice                                                                               5.8 Months
  President--Direct
  Response Teleservices
Michael A. Micek....... June 2, 1997   212,800       15.625           18.00         15.625     9 Years,
 Chief Financial                                                                              5.8 Months
  Officer, Executive
  Vice President--
  Finance and Treasurer

  The Compensation Committee believes that the role of Chief Executive Officer is particularly important in reaching corporate objectives and accordingly review Mr. Eaden's compensation package annually based on his performance as Chief Executive Officer and the overall performance of the Company. For the fiscal year ended December 31, 1997, Mr. Eaden received a base salary of $262,095. Mr. Eaden did not receive a cash bonus during 1997 and did not participate in the 1996 Plan.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to public companies for annual compensation over $1 million paid to each of the corporation's Chief Executive Officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as "performance-based." Based on information currently available, the Compensation Committee believes that all compensation arrangements that could potentially result in the compensation of any Named Executive Officer exceeding $1 million will qualify as performance-based and that all compensation paid to the Company's Named Executive Officers will be fully deductible. Provided that other Company objectives are met, the Company intends to structure future incentive compensation arrangements for its Named Executive Officers in a manner that will allow such compensation to be fully deductible for Federal income tax purposes.

                                          The Compensation Committee
                                          Troy L. Eaden
                                          William E. Fisher
                                          Greg T. Sloma
                                          Gary L. West

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is presently composed of Troy L. Eaden, William
E. Fisher, Greg T. Sloma and Gary L. West. During the fiscal year ended December 31, 1997, the Compensation Committee met once, and during such time made all executive officer compensation decisions.

PERFORMANCE GRAPH

  The following performance graph compares the Company's cumulative total stockholder return for the period since its initial public offering with the cumulative total return of the S&P 500 Index and a composite group of companies (the "Composite Index"), in each case assuming an investment of $100 on November 26, 1996 and the accumulation and reinvestment of dividends through December 31, 1997. The Composite Index consists of companies that provide outsourced teleservices and is comprised of the following companies:
APAC Teleservices, Inc., ATC Communications Group Inc., ICT Group Inc., Precision Response Corp, RMH Teleservices Inc., Sitel Corporation, Sykes Enterprises, Inc., Telespectrum Worldwide Inc. and Teletech Holdings, Inc. The total stockholder return for each company in the Composite Index has been weighted according to its market capitalization.



THIS PAGE CONTAINS A LINE GRAPH IN WHICH THE Y AXIS REPRESENTS DOLLARS AND THE X AXIS REPRESENTS DATES BEGINNING WITH NOVEMBER 26, 1996. THE VALUES ARE LISTED ON THE FOLLOWING TABLE:

                    COMPARISON OF CUMULATIVE TOTAL RETURN*

                            WEST
                            TELESERVICES    COMPOSITE       S&P
                            CORPORATION     INDEX           500
                            ------------    ---------       ---
            11/26/96            100           100           100
            12/31/96            126            83            98
            12/31/97             67            38           131

            * ASSUMES $100 INVESTED ON NOVEMBER 26, 1996.
              TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.
              TOTAL RETURN BASED ON MARKET CAPITALIZATION.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and stockholders holding more than ten percent of the Common Shares to file reports of holdings and transactions in the Common Shares with the SEC. Officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 1997, except that Greg T. Sloma did not file a Form 4 on a timely basis for one acquisition of Common Shares.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The Company leases a building located at 9910 Maple Street, Omaha, Nebraska, which houses its corporate headquarters. The building has 42,000 square feet of leasable space and is situated on a parcel of land of approximately 4.4 acres. This building is owned by 99-Maple Partnership, a partnership owned and controlled by Gary L. West, the Company's Chairman of the Board, and Mary E. West, the Company's Vice Chair of the Board and Secretary. This lease commenced on April 1, 1988, and was renewed on September 1, 1994, for a term of ten years. For the period commencing September 1, 1997, and ending August 31, 1998, the rent is $63,175 per month, which rent increases each year thereafter at a rate of approximately six percent. For the period commencing September 1, 2003, and ending August 31, 2004, the rent will be $89,635 per month. In addition to payment of rent, the Company is obligated to pay all taxes, insurance and maintenance pertaining to the building.

  The Company, Gary L. West, Mary E. West, Troy L. Eaden and each of the former stockholders of the West Affiliates entered into a Registration Rights Agreement (the "Registration Rights Agreement") as of November 25, 1996, which, among other things, provides that upon the request of the Wests or Mr. Eaden, the Company will register under the Securities Act of 1933, as amended, any of the Common Shares currently held by or acquired in the future by the foregoing (a "Demand Registration"). The Wests, collectively, and Mr. Eaden, individually, each will have the right to request four Demand Registrations. Each of the foregoing and each of the seven other former stockholders of the West Affiliates will have the right, which may be exercised at any time and from time to time in the future, to include the Common Shares held by him or her in certain other registrations.

  West Telemarketing Insurance Agency, Inc. ("West Insurance") is a Texas corporation which is wholly-owned by John W. Erwin, the Company's President of Direct Teleservices. West Insurance is a licensed insurance agency formed in June 1996 under the laws of Texas to service a client of West Telemarketing Corporation Outbound in the insurance industry. These arrangements are set forth in a Personnel Company Subscriber Service Agreement, dated as of November 12, 1996. West Telemarketing Corporation Outbound pays hourly fees to West Insurance for its agents' services, which fees have averaged approximately $183,000 per month in the fiscal year ended December 31, 1997. Neither West Insurance nor Mr. Erwin has made any profit in connection with this arrangement and neither is expected to do so in the future. Mr. Erwin entered into a Stock Redemption Agreement, dated April 9, 1996, with Gary L. West, Mary E. West and Troy L. Eaden restricting the transfer of his West Insurance stock and providing for the option by the Wests and Mr. Eaden to acquire his West Insurance stock in the event of his death, disability or termination of employment with West Insurance or at any other time they desire. This Stock Redemption Agreement was assigned to the Company by the Wests and Mr. Eaden, effective upon the closing of the Company's initial public offering pursuant to an Assignment and Assumption Agreement, dated as of November 12, 1996.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Deloitte & Touche L.L.P. ("Deloitte & Touche") to be the Company's auditors for the fiscal year ending December 31, 1998 and recommends to stockholders that they vote for ratification of that appointment. Deloitte & Touche served in this capacity for the fiscal year ended December 31, 1997. Its representative will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions. The appointment of auditors is approved annually by the Board of Directors and subsequently submitted to the stockholders for ratification. The decision of the Board of Directors is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                 OTHER MATTERS

REQUIRED VOTE

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally at the Annual Meeting is necessary to constitute a quorum. Abstentions and "broker non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A "broker non-vote" occurs when a nominee holding Common Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

  A plurality of the votes duly cast is required for the election of directors (i.e., the nominees receiving the greatest number of votes will be elected). The affirmative vote by the holders of the majority of the Common Shares present in person or represented by proxy and entitled to vote on the matter is required to approve any other matter to be acted upon at the Annual Meeting. For purposes of determining whether a matter has received the required number of votes for approval, abstentions will be included in the vote totals with the result that an abstention has the same effect as a negative vote. A "broker non-vote" will not be included in the vote totals and, therefore, will have no effect on the vote.

STOCKHOLDER PROPOSALS

  Stockholders who intend to present proposals at the 1999 annual meeting of stockholders, and who wish to have such proposals included in the Company's Proxy Statement for the 1999 annual meeting of stockholders, must ensure that such proposals are received by the Secretary of the Company at 9910 Maple Street, Omaha, Nebraska 68134, not later than December 18, 1998. In the event that the 1999 annual meeting of stockholders is called for a date that is not within thirty (30) days before or after May 13, 1999, in order to be timely, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company's Proxy Statement for the 1999 annual meeting of stockholders. Any stockholder interested in making a proposal is referred to Article II Section 11 of the Company's Restated Bylaws.

SOLICITATION OF PROXIES AND OTHER MATTERS

  At the date this Proxy Statement went to press, management does not know of any other matters to be brought before the Annual Meeting other than those referred to above. If any matter should be presented at the Annual Meeting upon which a vote properly may be taken, the Common Shares represented by the proxy will be voted at the discretion of the person or persons holding such proxy. The entire cost of soliciting management proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally by directors, officers or regular employees of the Company, who will not be compensated for their services. Management of the Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Shares held of record by such persons and entities.

  The Company will provide to any stockholder a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 free of charge upon written request to its Secretary at 9910 Maple Street, Omaha, Nebraska 68134.

                                          Troy L. Eaden
                                          Chief Executive Officer

Dated: April 17, 1998

                          WEST TELESERVICES CORPORATION
                                9910 Maple Street
                              Omaha, Nebraska 68134

           This Proxy is Solicited on Behalf of the Board of Directors

       The undersigned hereby appoints Gary L. West, Mary E. West and Troy L. Eaden, and each of them, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned is entitled to vote at the 1998 Annual Meeting of the Stockholders of West TeleServices Corporation to be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska on Wednesday, May 13, 1998 at 9:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof, as designated on the reverse side hereof.


                          (change of address)

                          ------------------------------------------

                          ------------------------------------------

                          ------------------------------------------


                  [UP ARROW] FOLD AND DETACH HERE [UP ARROW]

[X] Please mark your votes as in this example.

       This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in proposal 1 and FOR proposals 2 and 3.


-----------------------------------------------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the nominees in proposal 1 and FOR proposals 2 and 3.
-----------------------------------------------------------------------------------------------------------------------
      FOR ALL NOMINEES      WITHOLD AUTHORITY TO VOTE
1.    Election of  Directors                                             Mary E. West
      (See reverse)                                                      Troy L. Eaden
For, except vote withheld from the following nominee(s):
                                                                         Change of Address
                                                                         On Reverse Side

      ------------------------------------------------------------------

                                                                               FOR          AGAINST         ABSTAIN
2.    Ratification of appointment of Deloitte & Touche L.L.P. as auditors

3.    In accordance with their discretion, upon all other matters that may properly come before said Annual Meeting and any adjournment thereof.
-----------------------------------------------------------------------------------------------------------------------

                                            The signer hereby revokes all
                                            proxies heretofore given by the
                                            signer to vote at said meeting or
                                            any adjournments or postponements
                                            thereof.

                                            Please sign exactly as name appears
                                            hereon. Joint owners should each
                                            sign. When signing as attorney,
                                            executor, administrator, trustee or
                                            guardian, please give full title as
                                            such.



                                            ----------------------  ------------

                                            ----------------------  ------------
                                            SIGNATURE(S)                DATE

                  [UP ARROW] FOLD AND DETACH HERE [UP ARROW]